Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Consent of Independent Registered Public Accounting Firm We consent to the reference to our firm under the caption “Experts” and to the use of our report dated February 26, 2021 (except for Note 20, as to which the date is March 8, 2021) in the Registration Statement (Form S-1) and related Prospectus of Frontier Group Holdings, Inc. dated March 17, 2021.

Denver, Colorado

March 17, 2021